NASDAQ: BOKF



   For Further Information Contact:                  Jim Ulrich
                                                     SVP, Investor Relations
                                                     (918) 588-6135

                                                     Danny M. Boyd
                                                     Corporate Communications
                                                     (918) 588-6348



           BOK Financial Corporation Reports Record Quarterly Earnings Non-Interest Revenue Gains, Deposit Growth Support Increase

         TULSA, Okla. (Wednesday, April 16, 2003)--BOK Financial Corporation reported record quarterly earnings as non-interest revenue continued to support growth through economic cycles.
         Tulsa-based BOK Financial reported first quarter 2003 earnings of $44.2 million, up 34 percent from the first quarter of 2002 and slightly higher than the previous record high in the third quarter of last year. Earnings per diluted share were 71 cents in the first quarter compared with 55 cents for the period from the previous year.
         "Excellent growth in non-interest revenue and deposits continues to drive our earnings in the soft economic environment," said President and CEO Stan Lybarger. "Our strategy of building well-balanced, diverse sources of revenue has been a major factor in our continued strong earnings growth."
             Non-interest revenue from fees and commissions rose 23 percent compared with the first quarter of 2002, led by a 46 percent increase in revenue from mortgage banking, a 43 percent gain on revenue from brokerage and trading due to increased sales of fixed income securities to institutional customers and a 37 percent increase in service charges and fees on deposit accounts.

    Page 2-BOK Financial 1stQ Earnings

           BOK Financial continues to operate in an environment of historically low interest rates and the related high levels of mortgage loan prepayments. Mortgage banking revenue increased as $6.1 million growth in secondary marketing gains exceeded a $1.2 million decrease in servicing revenue. Amortization expense related to mortgage servicing rights (MSR) increased $6.5 million to $13.1 million, but was partially offset by a $7.8 million decrease in a related valuation allowance. Gains on the sales of securities held as an economic hedge against impairment of MSR totaled $3.2 million in the first quarter of 2003 compared to losses of $19.9 million in the first quarter of 2002.
             For the past year, the company has actively managed the impact of the high volume of loan prepayments on the securities portfolio. Securities with limited potential for further appreciation were sold and replaced with securities that had less prepayment risk but acceptable extension risk. Net gains from these sales totaled $6.5 million in the first quarter of 2003 compared with net gains of $12.3 million in 2002.
             Net interest revenue totaled $95.5 million for the first quarter of 2003, an increase of $4.4 million compared with the first quarter of 2002. Growth in average earning assets was tempered by a reduction in net interest margin to 3.57 percent for the first quarter of 2003 compared with 3.86 percent for the first quarter of 2002. Net interest margin increased from
    3.55 percent in the fourth quarter of 2002 due in part to the active management of the securities portfolio and lower funding costs.
             At March 31, assets were $13 billion. Total loans rose to $7 billion, a 12 percent increase over the first quarter of 2002. Loan growth was led by a 35 percent increase in mortgage loans. Commercial loans grew 8 percent and commercial real estate loans were up 13 percent.
             "Although loan growth has moderated, our portfolio remains sound as our lenders continue to add quality loans during the current economic climate," Lybarger said.


    Page 3-BOK Financial 1stQ Earnings


           Nonperforming assets to period end loans were 0.82 percent and net charge-offs to average loans 0.37 percent compared with 0.80 percent and
    0.32 percent, respectively, for the first quarter of 2002. The provision for loan losses increased to $9.9 million compared with $8.9 million for the first quarter of 2002. The allowance for loan losses was 1.75 percent of outstanding loans and 236 percent of nonperforming loans at March 31, 2003, compared with 1.72 percent and 253 percent, respectively, at March 31, 2002.
             Total deposits grew 23 percent to $8.6 billion. Demand deposits rose 30 percent, interest bearing transaction accounts 27 percent and time deposits 18 percent. Deposit growth was aided by the appeal of BOK Financial's deposit products and by the addition of nine full-service banking locations over the past year. One new location was added in Albuquerque, two in Oklahoma, one in north Dallas and five in Houston.
             Total expenses rose 19 percent. Personnel expenses were up 21 percent with increases partly due to incentive compensation directly related to revenue growth. Data processing and communications costs rose 21 percent, partly because of upgrades in core processing systems that are currently being implemented.
             BOKF is a regional financial services company with total assets of $13 billion at March 31, 2003. The company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., the TransFund electronic funds network and broker/dealer BOSC, Inc. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information visit our web site at www.bokf.com.


Page 4-BOK Financial-1st Q Earnings

             This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corp., the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words, and similar expressions are intended to identify such forward-looking statements. Management judgements relating to, and discussion of the provision and allowance for credit losses involve judgements as to future events and are inherently forward-looking statements. Assessments that BOKF's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events, based in part on information provided by others which BOKF has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expressed, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOKF relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and non-traditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances, and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial Corp. and its affiliates undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.